Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OS THERAPIES INCORPORATED

_______________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation is: OS Therapies Incorporated (the “Corporation”). The Corporation was originally formed on April 12, 2018, as a Delaware limited liability company under the name OS Therapies LLC and converted into a Delaware corporation on June 5, 2019. The Corporation’s original Certificate of Incorporation, Amended and Restated Certificate of Incorporation, Second Amended and Restated Certificate of Incorporation and Third Amended and Restated Certificate of Incorporation were each filed with the Secretary of State of the State of Delaware and effective on June 5, 2019, March 23, 2021, May 19, 2021, and February 9, 2024, respectively.

2. The amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) effected by this Certificate of Amendment is to reflect a reverse stock split, with a ratio of 1:2, of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), so that every two (2) issued and outstanding or treasury shares of the Corporation’s Common Stock will become one (1) issued and outstanding or treasury share of the Corporation’s Common Stock.

3. To accomplish the foregoing amendment, the Corporation’s Certificate of Incorporation is hereby amended by striking “Section 4.1” of “ARTICLE IV” thereof, so that, as amended, said “Section 4.1” of “ARTICLE IV” shall read in its entirety, as follows:

“4.1 Authorized Capital Stock. The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares are common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Simultaneously with this Certificate of Amendment to the Corporation’s Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every two (2) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and continued, without any action on the part of the holder thereof (the “Reverse Split”), as one (1) share of post-Reverse Split Common Stock (the “New Common Stock”). The Corporation shall round up any fractional shares of New Common Stock, on account of the Reverse Split, to the nearest whole share of Common Stock. The Reverse Split shall not affect the aggregate number of shares of capital stock that the Corporation is authorized to issue.

Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, subject to the elimination of fractional share interests as described above; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. From and after the Effective Time, the term “New Common Stock” as used in this Section 4.1 shall mean Common Stock as otherwise used in this Certificate of Incorporation.”

4. The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment was duly authorized by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon by written consent in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment shall be effective as of the time this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, OS Therapies Incorporated has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this ___ day of __________ 2024.

OS THERAPIES INCORPORATED

By:
Name:	Paul A. Romness
Title:	President and Chief Executive Officer